Exhibit 99.1

Kohl’s Announces CEO Transition Process

•	Ashley Buchanan Appointed Chief Executive Officer and Board Member, Starting January 15

•	Tom Kingsbury Plans to Step Down as CEO on January 15, Retaining an Executive Advisory Role and Board Seat Through His Retirement in May 2025

MENOMONEE FALLS, Wis., November 25, 2024 — Kohl’s Corporation (“Kohl’s” or the “Company”) (NYSE: KSS) today announced that Chief Executive Officer Tom Kingsbury plans to step down as CEO, effective January 15, 2025. He will stay on in an advisory role to the new CEO and retain his position on Kohl’s Board of Directors (the “Board”) through his retirement in May 2025, after which the size of the board will be reduced by one.

The Board has appointed retail veteran Ashley Buchanan as CEO, effective January 15. Buchanan has been CEO of Michaels Companies since 2020 and, prior to that, has held a variety of senior executive roles at Walmart and Sam’s Club during his 13 years at the company.

Board Chair Michael Bender stated, “The Board is very grateful for Tom’s leadership and ongoing service to Kohl’s. Tom joined our Board in 2021. He then stepped up as interim CEO in 2022 and agreed to take the permanent position as CEO through May 2025. Under his leadership, the company is undergoing a transformation to elevate its product portfolio, enhance the store experience and improve its long-term financial health and profitability. On behalf of all Kohl’s associates, we thank Tom for his leadership, for his role working with the Board on our CEO search, and for supporting Ashley through this transition.”

Bender added, “We are excited to welcome Ashley to Kohl’s. His vast retail experience leading operations, merchandising, and e-commerce at Walmart and his past five years as CEO of Michaels will bring a steady, proven, innovative leader to Kohl’s as we continue to transform the business and drive future growth. During his time at Michaels, he improved profitability and cash flow while driving operational efficiencies across the business. He also introduced new ways to leverage technology and e-commerce, allowing Michaels to more effectively meet customers where they are today. He has driven change by setting a clear vision, empowering teams, and practicing organizational accountability for results. We know he will be a great leader for Kohl’s and will bring a new perspective in our next chapter.”

Kingsbury stated, “I’ve loved working in the retail industry for more than 40 years and it’s been an honor to finish my career at Kohl’s, a company that I’ve known and loved since I was a kid in Wisconsin. I’m proud of what the team has accomplished with our focus on enhancing the customer experience, driving value for customers, and running a sound and profitable business. I am optimistic for what is ahead for Kohl’s associates, customers and shareholders.”

Buchanan stated, “I am thrilled to join Kohl’s, a storied and respected brand in the retail industry. We have the privilege of serving millions of families all across the country, and I’m excited to work with the teams to evolve our business – building off the strength of our brand and loyal customer base while also creating a compelling retail experience for the future.”

Mr. Buchanan has been CEO and President of Michaels Companies since 2020, where he improved profitability, expanded the company’s omnichannel approach by significantly growing the digital business, enhanced the store base with a smaller format model, and simplified its merchandise strategy. Prior to Michaels, he held a variety of executive positions at Walmart during his 13 years at the company, including Chief Merchandising and Chief Operating Officer for Walmart U.S. e-Commerce. Before that, he was Chief Merchant at Sam’s Club where he led merchandising strategy, private brands, pricing, global sourcing, packaging and supply chain. Buchanan joined Walmart from Dell where he held a variety of positions in finance, and Accenture, where he focused on the retail industry. He holds a Bachelor of Business Administration in finance and real estate as well as a Master of Business Administration from Baylor University.

Third Quarter 2024 Sales and Earnings Results

Kohl’s will announce its Q3 earnings results tomorrow morning at 9:00 a.m. ET, November 26, 2024. A webcast of the conference call and related presentation materials will be available on the Company’s website at investors.kohls.com, both live and after the call.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer built on a foundation that combines great brands, incredible value and convenience for our customers. Kohl’s is uniquely positioned to deliver against its long-term strategy and its purpose to take care of families’ realest moments. Kohl’s serves millions of families in its more than 1,100 stores in 49 states, online at Kohls.com, and through the Kohl’s App. With a large national footprint, Kohl’s is committed to making a positive impact in the communities it serves. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com.

Investor Relations Contact:

Jill Timm, (262) 703-2203, jill.timm@kohls.com

Media Contact:

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “anticipates,” “plans,” “may,” “intends,” “will,” “should,” “expects” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on management’s then current views and assumptions and, as a result, are subject to certain risks and uncertainties, which could cause the Company’s actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, risks described more fully in Item 1A in the Company’s Annual Report on Form 10-K, which are expressly incorporated herein by reference, and other factors as may periodically be described in the Company’s filings with the SEC. Forward-looking statements relate to the date initially made, and Kohl’s undertakes no obligation to update them.